Exhibit 10.1

PROMISSORY NOTE

$1,650,000.00	Los Angeles, California
August 17, 2004

FOR VALUE RECEIVED, the undersigned AXESSTEL, INC., a Nevada corporation, (“Borrower”) promises to pay to the order of WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”) at its office at Los Angeles, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million, Six Hundred and Fifty Thousand Dollars ($1,650,000.00), with interest thereon as set forth herein.

DEFINITIONS

As used herein, the following terms shall have the meanings set forth after each term below, and any other term defined in this Note shall have the meaning set forth at the place where such term is defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(b) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided, however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Trade Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Trade Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Trade Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Trade Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Trade Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(d) “Prime Rate” means at any time the rate of interest most recently announced within Trade Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Trade Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Trade Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum zero percent (0.00%) above the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Trade Bank to be two percent (2.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. With respect to each LIBOR selection hereunder, Trade Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Trade Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima fade evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears Interest determined in relation to LIBOR, it may be continued by Borrower at the end the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At the time this Note is disbursed or Borrower wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Trade Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Trade Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Trade Bank, Borrower provides to Trade Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Trade Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Trade Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Trade Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Trade Bank of the applicable fixed rate. lf no specific designation of interest is made at the time this Note is disbursed or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for this Note or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Trade Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Trade Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Trade Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing August 31 2004, and, if the principal amount of this Note is paid in full earlier than January 31, 2005, on the date on which the principal amount of this Note is paid in full.

(e) Default Interest. From and after the date the principal amount of this Note is payable in full, any principal balance of this Note outstanding after such date shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

REPAYMENT AND PREPAYMENT:

(a) Repayment. Principal on this Note shall be immediately due and payable in the amount of each payment received by Borrower (“A/R Receipts”) in respect of that certain invoice no. 063004TCVS in the amount of U.S. $1,666,500 for 15,150 units - CDMA - Phone AXW-P800B to Telcel C.A. in favor of Borrower and dated June 30, 2004, including any replacements or substitutions thereto or thereof. Additionally, the outstanding principal balance of this Note shall be due and payable in full on demand, without presentment, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, or if no demand is made before January 31, 2005, on January 31, 2005.

(b) Application of Payments. Each payment made on this Note shall be credited first to any interest accrued, but not yet paid, on this Note and second to the outstanding principal balance of this Note. All payments credited to principal shall be applied to the oldest Fixed Rate Term first.

(c) Prepayment.

Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

LIBOR. Borrower may prepay principal on any portion of this Note at any time; provided, however, that each such prepayment shall be made in the minimum amount of One Hundred Thousand Dollars ($100,000.00) and provided further that if the outstanding principal balance of this Note is less than said minimum amount, the minimum prepayment amount shall be the entire outstanding principal balance of this Note. In consideration of the Trade Bank providing this prepayment option to Borrower, or if any portion of this Note shall for any reason become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto, including, without limitation, by reason of Borrower’s receipt of A/R Receipts, Borrower shall pay to Trade Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Trade Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Trade Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

MISCELLANEOUS:

(a) Remedies. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges costs and expenses, including, without limitation, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Trade Bank or any other person) relating to Borrower or any other person or entity.

(b) Governing Law. This Note shall be governed by and construed In accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

AXESSTEL, INC.

By:	/s/ David L. Morash
Printed Name: David L. Morash
Title: President & COO

ADDENDUM TO PROMISSORY NOTE

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by AXESSTEL, INC. (“Borrower”) and payable to WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of August 17, 2004, in the principal amount of One Million, Six Hundred and Fifty Thousand Dollars ($1,650,000.00) (the “Note”).

The following is hereby incorporated into the Note:

ARBITRATION:

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Note and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rues, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Note shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral: Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Note may be amended or modified only in writing signed by each party hereto. If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

AXESSTEL, INC.

By:	/s/ David L. Morash
Printed Name: David L. Morash
Title: President & COO